Exhibit 99.1

Empire Resources Declares Regular Dividend

FORT LEE, N.J., March 22, 2013 -- Empire Resources, Inc. (NASDAQ: ERS) announced that its Board of Directors has declared a regular dividend of $0.025 per share.  The cash dividends are payable on April 11, 2013 to stockholders of record at the close of business on April 4, 2013.

The Board of Directors intends to review its dividend policy on a quarterly basis and make its determination based on profitability, free cash flow and the other requirements of the business.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's publicly available statements and periodic reports.

CONTACT: Investor Relations, Comm-Counsellors, LLC, Edward Nebb, +1-203-972-8350, enebb@optonline.net, or June Filingeri, +1-203-972-0186, junefil@optonline.net; or Shareholders, David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com